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                                                                   EXHIBIT 10.84

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement") is entered into as of January 26, 1999 by and among Brownsville Cellular Telephone Company, Inc., a Delaware corporation ("Seller"), GCC License Corporation, a Delaware corporation ("Purchaser"), Celutel, Inc., a Delaware corporation ("Celutel" or "Shareholder"), and Western Wireless Corporation, a Delaware Corporation, as guarantor pursuant to Section 16.2 ("Western"). Purchaser, Seller, Celutel and Western are sometimes referred to herein collectively as the "Parties" and each as a "Party."

                                    RECITALS

         WHEREAS, Purchaser desires to purchase non-wireline cellular radio telephone systems, including the licenses necessary to operate such systems, in both the Brownsville/Harlingen, Texas Metropolitan Statistical Area (the "Brownsville MSA") and the McAllen, Texas Metropolitan Statistical Area (the "McAllen MSA");

         WHEREAS, Seller is the holder of the non-wireline cellular radio telephone license granted by the Federal Communications Commission (the "FCC") and certain assets necessary for the operation of the non-wireline cellular radio telephone system in the Brownsville MSA (the "System")and the McAllen MSA;

         WHEREAS, the Parties desire that Purchaser acquire from Seller all of the assets of the System including, among other things, all of the authorizations issued by the FCC for the operation of the System, all in accordance with the terms and conditions set forth in this Agreement;

         WHEREAS, concurrent with the execution of this Agreement, Purchaser is entering into a separate Asset Purchase Agreement with The McAllen Cellular Telephone Co., Inc. ("McAllen"), which is the holder of the non-wireline cellular radio telephone license granted by the FCC for the McAllen MSA (the "McAllen Transaction"), and certain provisions of this Agreement (as provided herein) are conditioned upon Purchaser's ability to consummate the McAllen Transaction (the "McAllen Closing");

         WHEREAS, Celutel is the owner of 78.4% of the issued and outstanding common stock of Seller and 69.5% of the issued and outstanding common stock of McAllen;

         WHEREAS, the Parties have determined that it would further the development of competitive, non-wireline cellular systems in the United States to consummate the transactions contemplated hereby; and

         WHEREAS, subject to the terms of this Agreement, Purchaser and Seller may effectuate the transfer of the Assets in a transaction qualifying as an exchange (the "Exchange") by the Seller of "like kind" property to the extent permitted under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code").


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         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

         As used herein, the terms below shall have the following meanings:

         (a) "Action" shall have the meaning set forth in Section 5.12.

         (b) "Affiliate" of a Person shall mean any Person which directly or indirectly, through one or more intermediaries, owns, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         (c) "Applicable Laws" shall mean all federal, state and local statutes, ordinances, rules, and regulations, of any Governmental Authority that govern, regulate or otherwise apply to the Assets, the Business or operation of the System.

         (d) "Appraiser" shall have the meaning set forth in Section 16.7 hereof.

         (e) "Appraisal" shall have the meaning set forth in Section 16.7 hereof.

         (f) "Assets" shall mean all assets, properties and rights, both tangible and intangible, that are owned by, leased or licensed to Seller for use in the System, and are otherwise necessary for the operation of the Business in a manner consistent with the present operations and with past practices of the System, including, without limitation, the Real Property, Equipment, Authorizations, Contracts, Subscriber Agreements, Intellectual Property and Books and Records; provided, however, that the Assets shall not include the Excluded Assets, or any assets used exclusively in connection with the Excluded Operations.

         (g) "Assumed Liabilities" shall have the meaning set forth in Section
3.1.2. hereof.

         (h) "Auditor" shall have the meaning set forth in Section 2.4.4.
hereof.

         (i) "Authorizations" shall mean the approvals, consents, authorizations, permits and licenses issued to Seller by any Governmental Authority relating to the System.

         (j) "Books and Records" shall mean all the books and records related to the Assets, the Business and the System, including without limitation, (a) books and records relating to the purchase



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of materials and supplies, invoices, Subscriber lists, supplier lists, personnel records, and Subscriber information, and (b) computer software (to the extent such software is included in the Assets)and data in computer readable and/or human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto, but shall not include books and records relating to the Excluded Assets or Seller's corporate books and records or stock ledgers.

         (k) "Brownsville MSA" shall have the meaning set forth in the first Recital herein.

         (l) "Business" shall mean all of the business and operations relating to the System as currently conducted by Seller; provided however, that the Business shall not include the Excluded Operations.

         (m) "Celutel" shall mean Celutel, Inc., a Delaware Corporation.

         (n) "CERCLA" shall have the meaning set forth in Section 1(y) hereof.

         (o) "Closing Date" shall mean the date which is the last business day of the month in which the issuance of FCC Consent by Final Order occurs, unless that date would occur less than six (6) business days before the last business day of such month, in which case the Closing Date shall be the last business day of the month following such month of the issuance of FCC Consent by Final Order.

         (p) "Closing Place" shall mean such location agreed upon by the Parties or, in the absence of such an agreement, the offices of Stokes Lawrence, P.S., 800 Fifth Avenue, Suite 4000, Seattle, Washington 98104-3179.

         (q) "Closing" shall mean the consummation of the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

         (r) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (s) "Consents" shall mean any and all consents, approvals, authorizations or waivers of any Governmental Authority, including, without limitation, the FCC Consent, and any and all consents, approvals or waivers from parties to Contracts that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary or desirable in order that Purchaser (or its designee) can conduct the Business after the Closing Date substantially in the same manner as before the Closing Date.

         (t) "Contracts" shall mean all leases, contracts, commitments, and other binding agreements relating to the System to which Seller is a party and which are set forth on SCHEDULE 5.8., whether written or oral.

         (u) "Disclosure Statement" shall mean the document to be delivered by Seller to Purchaser within 10 business days of the date of this Agreement which shall contain, in the form of schedules attached thereto, certain information and disclosures as required to be made and referenced



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in this Agreement. All schedules attached to the Disclosure Statement shall be numbered to correspond to the applicable sections of this Agreement and shall form the basis for the Schedules to be attached to this Agreement.

         (v) "Disputes" shall have the meaning set forth in Section 13.3.
hereof.

         (w) "DOJ" shall mean the United States Department of Justice.

         (x) "Due Diligence Notice"shall have the meaning set forth in Section
4.1.2. hereof.

         (y) "Employees" shall mean all persons employed on a full or part-time basis together with all persons retained as "independent contractors."

         (z) "Environmental Laws" shall mean Applicable Laws relating to pollution, the environment or the Handling of Regulated Substances, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

         (aa) "Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, and other personal property used in connection with the Business and the System.

         (bb) "ERISA" shall have the meaning set forth in Section 5.10. hereof.

         (cc) "Escrow Agent" shall mean the Trust Department of Regions Bank, an Alabama banking corporation.

         (dd) "Escrow Agreement" shall have the meaning set forth in Section
11.2.2. hereof.

         (employee) "Escrow Amount" shall have the meaning set forth in Section
2.2. hereof.

         (ff) "Exchange" shall have the meaning set forth in Section 16.6 hereof.

         (gg) "Excluded Assets" shall mean those assets set forth on SCHEDULE 1(GG) hereto.

         (hh) "Excluded Operations" shall mean the operations of, and the services provided by Seller or to Seller, for businesses or operations that are not exclusively related to the Business or the System, or that are provided outside the Brownsville MSA and set forth on SCHEDULE 1(HH) hereto.

         (ii) "FCC" shall mean the Federal Communications Commission.

         (jj) "FCC Consent" shall mean the action of the FCC granting its consent to the transfer of control of the FCC Authorization from Seller to Purchaser.

         (kk) "FCC Authorization" shall mean the Authorizations from the FCC relating to the operation of the System.



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         (ll) "FTC" shall mean the Federal Trade Commission.

         (mm) "Final Order" shall mean a Preliminary Order which is not reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or other regulatory authorities' own motion, has expired. A Preliminary Order which is not reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering or reviewing on the FCC's or other regulatory authorities' own motion has expired, but which is subject to conditions is not (and shall not be deemed) a Final Order unless and until the Purchaser has notified Seller in writing of Purchaser's willingness to accept such conditions.

         (nn) "Final Settlement" shall have the meaning set forth in Section
2.4.3 hereof.

         (oo) "Financial Statements" shall have the meaning set forth in Section
5.11. hereof.

         (pp) "Governmental Authority" shall mean any court or any federal, state, county, local or foreign governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof, including, without limitation, the FCC and the PUC.

         (qq) "Handling" shall mean the production, use, generation, storage, treatment, recycling, disposal, discharge, release, or other handling or disposition at any time on or prior to the Closing Date of any Regulated Substance either in, on, or under any Operating Site.

         (rr) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (ss) "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, copyrights, licenses, formulas, computer software, advertising slogans, know-how, data and other intellectual property rights or intangible property rights of Seller which are used or intended for use in connection with the System.

         (tt) "Inventory" shall mean all merchandise owned and intended for resale in connection with the Business, whether or not located on the premises, on consignment to a third party, or in transit or storage.

         (uu) "Liabilities" shall mean liabilities, obligations or commitments of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured.

         (vv) "Lien" shall mean any contract for sale (except for the sale of cellular telephone service and rentals of cellular telephone equipment to Subscribers), claim, lien, pledge, option,



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charge, covenant, restriction, encroachment, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind or character of any other Person.

         (ww) "Losses" shall have the meaning set forth in Section 11.2.1.
hereof.

         (xx) "McAllen Closing" shall have the meaning set forth in the fourth Recital hereof.

         (yy) "McAllen Transaction" shall have the meaning set forth in the fourth Recital hereof.

         (zz) "Operating Data Statements" shall have the meaning set forth in
Section 5.11. hereof.

         (aaa) "Operating Site" shall mean any real property or facility owned, leased or used at any time by Seller in connection with the System.

         (bbb) "Owned Real Property" shall have the meaning set forth in Section
4.1.16. hereof.

         (ccc) "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or a political subdivision thereof.

         (ddd) "Preliminary Order" shall mean an action by the FCC and other applicable state regulatory authority consenting to or authorizing the transfer of control of the FCC Authorization to Purchaser (or its designee), which action has not yet become a Final Order.

         (eee) "PUC" shall mean the Texas Public Utilities Commission.

         (fff) "Purchase Price" shall have the meaning set forth in Section 2.2. hereof

         (ggg) "Purchaser's Closing Certificate" shall have the meaning set forth in Section 7.1. hereof.

         (hhh) "Real Property" shall mean all real property owned or leased by or used, or intended by Seller for use, in connection with the System, together with all buildings, improvements, fixtures, easements, licenses, options, insurance proceeds and condemnation awards and all other rights of Seller in or appurtenant thereto.

         (iii) "Regulated Substance" shall mean (i) any "hazardous substance" as defined in CERCLA, (ii) any petroleum or petroleum substance, and (iii) any other pollutant, waste, contaminant, or other substance regulated under Environmental Laws.

         (jjj) "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative of any Person.

         (kkk) "Seller's Closing Certificate" shall have the meaning set forth in Section 8.1 hereof.



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         (lll) "Service" shall mean the provision of the System's cellular telephone service to Subscribers.

         (mmm)"Subscribers" shall mean customers of Seller that subscribe to the Service.

         (nnn) "Subscriber Agreements" shall mean Contracts whereby Seller has agreed to provide Service.

         (ooo) "Survival Period" shall have the meaning set forth in Section
11.1 hereof.

         (ppp) "Taxes" shall mean all taxes, charges, fees, levies or other assessments or changes of any kind whatsoever, including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by any Governmental Authority, and any assessments against Real Property together with any interest, penalties or additional taxes attributable to such taxes and other assessments.

         (qqq) "Title Commitment" shall have the meaning set forth in Section
4.1.16. hereof.

         (rrr) "Title Policy" shall have the meaning set forth in Section
4.1.16. hereof.

         (sss) "To the knowledge" or "knowledge" of a Party (or similar phrases) shall mean (i) with respect to Seller, to the extent of matters which are actually known by any of the individuals set forth on SCHEDULE (SSS) or which, based on facts of which such parties are aware, would be known to a reasonable Person in similar circumstances and (ii) with respect to Purchaser, to the extent of matters which are actually known by any of the individuals set forth on SCHEDULE (SSS)(B), or which, based on facts of which such parties are aware, would be known to a reasonable Person in similar circumstances.

         (ttt) "Transfer Application" shall mean that joint application filed with the FCC relating to the transfer of the Assets to Purchaser in the manner contemplated by this Agreement.


                                   ARTICLE 2.

                               PURCHASE OF ASSETS

         2.1. Transfer of Assets. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser (or its designee), and Purchaser (or its designee) will accept and acquire, the Assets.

         2.2. Purchase Price. Subject to the transactions contemplated hereby being consummated as an Exchange, the purchase price for the Assets shall be THIRTY SIX MILLION FIVE-HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($36,575,000.00), subject to adjustment pursuant to this Article 2 (the "Purchase Price"), which shall be paid by Purchaser to Seller (or its designee) on the Closing Date as follows: (i) Three Million Dollars ($3,000,000) of such Purchase Price (the "Escrow Amount") shall be delivered to the Escrow Agent as defined in Section
11.2.2 and held pursuant to


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the terms of Section 11.2.2; and (ii) the balance of such Purchase Price shall be paid by Purchaser either (x) to Seller by wire transfer of immediately available funds; or (y) to a "qualified intermediary" (as such term is defined in the Code) designated by Seller.

         2.3. Exchange Adjustment. (a) On the Closing Date, in addition to the Purchase Price, Purchaser shall deliver to Seller (in the same manner as the Escrow Amount)Three Hundred Eighty-Five Thousand Dollars ($385,000.00), which amount shall represent an upward adjustment of the Purchase Price if Seller is unable to structure and complete the disposition of the Assets as an Exchange (the "Exchange Adjustment").

         (b) Seller shall return the Exchange Adjustment to Purchaser within ten
(10) business days of Seller's successful completion of an Exchange. If Seller fails to consummate an Exchange within 180 days of the Closing Date, then the Exchange Adjustment shall be retained in full by Seller as part of the Purchase Price.



         2.4. Other Adjustments and Prorations.

                  2.4.1. The Purchase Price shall be adjusted in accordance with the following:

                           (a) The Purchase Price shall be increased by an
amount equal to any cash, adjusted accounts receivable, Inventory, prepaid expenses and any other current assets transferred to Purchaser. For the purposes of this section the "adjusted accounts receivable" shall equal the sum of the following:

                  (i) 100% of the accounts receivable from carriers and resellers.

                  (ii) 100% of the amount of all Subscriber accounts receivable which remain unpaid by Subscribers ("Outstanding") for less than 31 days from the date of billing; plus

                  (iii) 75% of the amount of all Subscriber accounts receivable that are Outstanding for more than 30 days but less than 61 days from the date of billing; and

                  (iv) 60% of the amount of all Subscriber accounts receivable that are Outstanding for more than 60 days, but less than 90 days from the date of billing; plus

                  (v) There shall be no adjustment (i.e. 0%) for the amount of any Subscriber accounts receivable that are Outstanding more than 90 days.

                           (b) The Purchase Price shall be decreased by an
amount equal to (x) the Assumed Liabilities, and (y) amounts collected by Seller from Subscribers on or prior to the Closing Date (net of deferred access revenue included in such amounts), which relate to Services provided after the Closing Date (hereinafter referred to as "Advance Receipts"), and (z) deferred access revenue assumed by Purchaser.



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                  2.4.2. All revenues and all expenses arising from the Business and ownership of the Assets prior to the Closing Date, including resale charges and other expenses payable in respect to Service, utility charges, Taxes levied against the Assets, property and equipment rentals, sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets ), and similar prepaid and deferred items, shall be prorated between Seller and Purchaser in accordance with the principle that Seller shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and Liabilities allocable to the Business and the ownership of the Assets for the period prior to the Closing Date, and Purchaser shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and Liabilities allocable to the Business and the ownership of the Assets on and after the Closing Date.

                  2.4.3. A final settlement (the "Final Settlement") of all adjustments or prorations made under this Section, with payment being made by the appropriate Party in cash (but without any interest thereon), shall occur no later than ninety (90) days after the Closing Date.

                  2.4.4. In the event that the Parties cannot agree on the amount of the Final Settlement, the determination shall be made by a mutually agreed upon national accounting firm selected jointly by Purchaser and Seller that has not, during the prior three (3) years, been employed by any of the Parties (the "Auditor"). The Auditor shall make its determination of the Final Settlement based on the express provisions of this Agreement; provided, however, that if the Auditor finds that the express terms of this Agreement are not sufficient to resolve any issue or issues, the Auditor shall rely upon generally accepted accounting principles then in effect. Any Party may invoke the use of the Auditor by notifying the other Party in writing, provided that a Party may not invoke the use of the Auditor to determine the Final Settlement earlier than forty (40) days after the Closing Date. The Auditor shall be required to render a decision within twenty-one (21) days after the Auditor is requested to render a determination under this Section 2.4.4. The decision of the Auditor shall be binding on the Parties and not subject to any judicial challenge by the Parties. Within five (5) business days after the Auditor provides the determination to the Parties, the payment of the Final Settlement shall be made in accordance with that determination. The expenses of the Auditor shall be paid by Seller and Purchaser in proportion to the Auditor's determination with respect to the allocation to Seller and Purchaser of the amount in disagreement. For example, if the amount in disagreement is One Hundred Thousand Dollars ($100,000) and the Auditor determines that the Seller should receive Seventy Thousand Dollars ($70,000) and the Purchaser should receive Thirty Thousand Dollars ($30,000), then Seller shall pay thirty percent (30%) of the Auditor's expenses, and Purchaser shall pay seventy percent (70%).

         2.5. Failure or Delay of McAllen Closing.

         2.5.1. In the event that the McAllen Closing does not occur, for any reason other than a breach by Purchaser (or Purchaser's designee with respect to the McAllen Transaction), on or before thirty (30) days from the specified Closing Date for this transaction, Purchaser shall have the right to:

         (a) elect to delay the Closing until such later date that will allow for a concurrent McAllen Closing; and/or



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         (b) elect to terminate this Agreement and the McAllen Transaction at any time prior to the issuance of a Preliminary Order for the McAllen
Transaction.


                                   ARTICLE 3.

                               ASSUMED OBLIGATIONS

         3.1. No Assumption of Liabilities by Purchaser, Exceptions.

                  3.1.1. Except as set forth in Section 3.1.2. below, Purchaser expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder, any Liabilities of any nature whatsoever relating to the System or of Seller, or any of Seller's stockholders or partners, as the case may be.

                  3.1.2. At the Closing, Purchaser shall assume and shall timely pay, perform, fulfill and discharge all of Seller's liabilities and obligations due after the Closing Date on those Contracts and Liabilities set forth on
SCHEDULE 3.1.2. (the "Assumed Liabilities").


                                   ARTICLE 4.

                            COVENANTS AND AGREEMENTS

         4.1. Covenants of Seller. Seller and Shareholder jointly and severally covenant and agree that from the time of the execution and delivery of this Agreement until (and including) the Closing Date:

                  4.1.1. Consummate Transactions. Seller shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use best efforts to obtain all necessary approvals, consents, permits, licenses and other authorizations required in connection with this Agreement and the transactions contemplated hereby from Governmental Authorities, and to make all filings with and to give all notices to third parties, which may be necessary or reasonably required of Seller in order to consummate the transactions contemplated hereby.

                  4.1.2. Full Access and Purchaser Due Diligence. (a) Seller shall allow Purchaser and its agents and representatives (including, without limitation, its independent auditors and attorneys) reasonable access during normal business hours to all of Seller's personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the Business, and shall furnish Purchaser and its agents and representatives with all such information concerning the affairs of the System as Purchaser may reasonably request. The Parties understand and agree that the purpose of the due diligence review process is to provide Purchaser with the opportunity to investigate the Assets, System and Business operations to determine if they comport with the representation and warranties made in this Agreement and the information



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contained in the Disclosure Statement, and if any amendments with respect to the terms and conditions of this Agreement would be required to make this transaction acceptable to Purchaser.

         (b) Purchaser has provided Seller with a Due Diligence Outline requesting specific information regarding the operations of the System. Seller will provide Purchaser with written notice when all information requested in the outline has been provided to Purchaser. Purchaser shall have 30 days from receipt of such notice to notify Seller in writing of any issues uncovered as a result of its due diligence review that Purchaser deems to be reasonably unacceptable ("Due Diligence Notice"). Purchaser and Seller agree to negotiate in good faith to resolve such issues in a mutually acceptable manner within ten
(10) business days from the date of Seller's receipt of the Due Diligence Notice. In the event that Purchaser does not provide Seller with a Due Diligence Notice within the 30 day time period, Purchaser will be deemed to have waived the conditions of Section 4.1.2(d) with respect to the Due Diligence Notice.

         (c) Purchaser shall have 30 days from receipt of the Disclosure Statement to notify Seller in writing of any matters that are contained in the Disclosure Statement that Purchaser deems to be reasonably unacceptable ("Disclosure Statement Notice"). Purchaser and Seller agree to negotiate in good faith to resolve such issues in a mutually acceptable manner within ten (10) business days from the date of Seller's receipt of the Disclosure Statement Notice. In the event that Purchaser does not provide Seller with a Disclosure Statement Notice within the 30 day time period, Purchaser will be deemed to have accepted the Disclosure Statement and to have waived the conditions of Section 4.1.2(d) with respect to the Disclosure Statement.

         (d) In the event the Parties are not able to resolve the issues outlined in either the Due Diligence Notice or the Disclosure Statement Notice within the applicable 10 day period, Purchaser shall have the right to terminate this Agreement upon written notice to Seller.

                  4.1.3. Ordinary Course. Seller shall cause the Business and affairs of the System to be conducted only in the ordinary course and consistent with past practices. Without limiting the foregoing, Seller shall continue to pay its bills and other obligations, all in the ordinary course of business consistent with past practices, but shall not, without the prior written consent of Purchaser:(a) incur any material Liability other than obligations to Seller's brokers, attorneys and accountants, all of which shall be paid by Seller; (b) assume, guarantee, change any existing guarantee, endorse, act as an accommodation party, or otherwise become responsible for, the obligations of any other Person; (c) make any loans or advances to any Person; (d) sell, transfer, convey, mortgage, pledge, hypothecate or place any Liens on any of the Assets;
(e) waive or compromise any right or claim for any amount; (f) cancel any note, loan or other material obligation owing to Seller; (g) enter into any Contract with any Person, including, without limitation, the stockholders of Seller or any of its Affiliates, consultants, agents or assigns; (h)except as set forth in Seller's salary administration review project (the results of which have been disclosed to Purchaser) or as otherwise provided in this Agreement, increase or modify compensation of any type currently paid to any of its employees, officers, directors, agents or consultants,; (i) make any new arrangement for any profit-sharing plan, retirement plan, bonus plan, severance arrangement, employee benefit plan, or any similar plan except for modifications of existing plans that are required by law, or contemplated to be implemented at the time of the execution of this Agreement; (j) except as required by law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any of Seller's employees subsequent to the Closing; (k) except as permitted under Section 5.10 hereof, hire any employees; (l) except as required by law, enter into any additional reseller agreements; or (m) enter into any Contract involving payments, assets, or liabilities with a value greater than $32,500 individually or $100,000 in the aggregate, excluding noncapital expenditures incurred in the ordinary course of business consistent with past practices. Notwithstanding the foregoing, nothing in this Section 4.1.3 shall prevent Seller from taking appropriate action as may be necessary to maintain its ability to control and manage the System and to comply with the rules, regulations or directives of any Governmental Authority.

                  4.1.4. Retention of Records. On the Closing Date, Seller shall deliver to Purchaser all such Books and Records as are reasonably requested by Purchaser. In addition, for a period of four (4) years after the Closing Date, Seller shall make available to Purchaser copies of any documents not theretofore delivered to Purchaser relating to System or the Assets.

                  4.1.5. No Amendments or Issuance of Additional Shares. Seller shall not and Shareholder shall not cause or permit Seller to amend its charter, by-laws, or comparable governing instrument, which amendment would have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement or which would require any additional consents or approvals of the transactions contemplated by this Agreement. Seller shall not and Shareholder shall not permit Seller to issue or sell any shares of its capital stock or other securities, or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, any stock-based or stock-related awards or other equity-based awards, shares of its capital stock or other equity or other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock or other equity, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure, if any such issuance, sale, contract, plan, understanding, arrangement, adjustment, split, combination, reclassification or changes would require any additional approvals of the transactions contemplated by this Agreement or would otherwise have a material adverse effect on the transactions contemplated by this Agreement.

                  4.1.6. No Termination or Settlement. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld Seller shall not terminate any agent, or settle any dispute with any agent if such termination or settlement would cause Purchaser to have any continuing obligation after the Closing with respect thereto.

                  4.1.7. Preserve Business and Goodwill. Seller shall use its diligent efforts to keep the System intact, to preserve and maintain the Assets, to preserve the Business and to preserve the goodwill of suppliers, Subscribers and others dealing with Seller.

                  4.1.8. Compliance with Law. Seller shall comply in all material respects with Applicable Laws.

                  4.1.9. Approvals; Consents. Seller shall obtain and maintain in full force and effect, and shall not take any action which might have a material adverse effect on, any Authorizations that are required for the operation of the Business as presently conducted, except where such

Authorizations are administrative in nature, and the failure to obtain or maintain such Authorizations would not adversely impact the continued operation of any part of the System or any component thereof, as currently operated. The Parties shall consult with one another as to the approach to be taken with any Governmental Authority with respect to obtaining any Authorization to the transactions contemplated hereby, and each of the Parties shall keep each other Party reasonably informed as to the status of any such communications with any Governmental Authority. Seller shall not make any material commitments with respect to any Authorizations without Purchaser's prior written consent.

                  4.1.10. Insurance. From the date hereof through the Closing Date, Seller shall maintain in full force and effect (including necessary renewals thereof) all of the insurance policies that Seller currently maintains relating to System, which are set forth on SCHEDULE 4.1.10. From and after the Closing Date, Seller shall take all actions that may be necessary to cause the coverage under such policies to continue in full force and effect after the Closing Date with respect to liability occurrences prior to the Closing Date and shall take all actions necessary to preserve or protect rights under any such policies with respect to any claim against Seller arising out of the Assets or Business of Seller prior to the Closing Date. Seller will provide Purchaser with information and records regarding all claims pending with respect to the Assets or Business of Seller and agrees to provide to Purchaser any additional information and records Purchaser may reasonably require regarding such claims.

                  4.1.11. Books and Records. Seller shall continue to maintain the Books and Records in the manner and on a basis consistent with prior years.

                  4.1.12. Notice of Claims. Seller shall give written notice to Purchaser promptly upon the commencement of any action, investigation, arbitration or proceeding (including any proceeding before any Governmental Authority), or promptly upon obtaining knowledge of any facts giving rise to a threat of any such action, investigation, arbitration or proceeding which would, if adversely determined, would have a material adverse effect on (a) Seller's ability to consummate the transactions contemplated hereby; (b) the Business; or
(c) the Assets.

                  4.1.13. Notice of Breaches. Seller shall promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach of any warranties, representations, covenants or agreements of the Seller contained in this Agreement, give notice in writing of such event or occurrence or impending or threatened event or occurrence, to Purchaser and use its diligent efforts to prevent or to promptly remedy such breach.

                  4.1.14. Notice of Change. Except for events occurring in the communications industry generally, Seller shall notify Purchaser promptly in writing of any event, condition or state of facts, which has had or would reasonably be expected to have a material adverse effect on the System, the Business or on the Assets or on the transaction contemplated by this Agreement.

                  4.1.15. Training / Transition Assistance. (a) At the request of Purchaser, Seller hereby agrees to use commercially reasonable efforts to instruct Purchaser's employees and agents in the use of Seller's billing system. Such instruction will be provided at Seller's premises at mutually convenient times so as not to disrupt the operation of Seller's businesses and shall be provided at no cost to Purchaser.

         (b) The Parties agree to use diligent efforts and to direct their respective employees, agents, and subcontractors to cooperate in the conversion and transfer of the Subscribers to Purchaser's billing system so that upon the Closing Date, or as soon thereafter as is reasonably practicable, all of the System's customer billing information shall have been transferred and converted to Purchaser's billing system. The costs associated with converting and transferring the information to Purchaser's billing system shall be the sole responsibility of Purchaser.

                  4.1.16.  Title Insurance.

                  (a) With respect to all Real Property owned by Seller ("Owned Real Property"), Seller will obtain and deliver to Purchaser (i) as soon as practicable after the date of this Agreement, a title commitment disclosing the condition of title to such Owned Real Property and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier that the date of this Agreement, accompanied by copies of all available instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record ("Title Commitment") and (ii) at or prior to Closing, an ALTA Owner's Policy of Title Insurance on a form customarily used in the state in which the Real Property is located, issued by First American Title Insurance Company, in an amount equal to the fair market value of the Real Property (as reasonably determined by Purchaser and submitted by Purchaser to Seller on the date hereof), insuring title to such property to be in the name of a party designated by Purchaser, subject only to Permitted Encumbrances (each a "Title Policy").

                  (b) Each Title Policy obtained and delivered to Purchaser pursuant to this Agreement shall, except to the extent that title insurers in the state in which the applicable property is located are not lawfully permitted to issue such policies (i) insure title to the property described in the policy and all recorded easements benefiting such property, (ii) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies,
(iii) contain an endorsement insuring that the property described in the policy is the same real estate shown in the survey delivered with respect to such property, (iv) contain a "contiguity" endorsement with respect to any property consisting of more than one record parcel, (v) provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Owned Real Property, (vi) contain any special endorsements reasonably required by Purchaser, including, without limitation, an endorsement insuring that the improvements included in the Real Property are a permitted use under the zoning designation applicable to the Owned Real Property, and (vii) not be subject to any exception for matters disclosed by any survey delivered with respect to such property other than matters which do not constitute a breach of the representations and warranties contained in this Agreement.

                  (c) With respect to each Owned Real Property interest as to which a Title Policy is to be procured pursuant to this Agreement, Seller will obtain and deliver to Purchaser as soon as practicable after the date of this Agreement a current survey of the relevant parcel, prepared and certified to Purchaser and to the title insurer of such Owned Real Property interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

                  4.1.17. Interim Financial Statements and Statistical Summaries. Between the date of this Agreement and the Closing Date, Seller shall deliver to Purchaser (i) as soon as practicable, but no later than forty-five
(45) days after the end of each calender month, unaudited financial statements ("Interim Financial Statements") for the most recent month and the interim period then ended, and (ii) within ten (10) Business Days after the end of each calender month, interim operating data summaries (the "Interim Operating Data Statements") for the most recent month and interim period then ended, which summaries will be in scope and format substantially identical to the Operating Data Statements.

                  4.1.18. Material Contracts. Seller shall not (a) default in any material respect under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a material default under, any material Contract, or (b) cause or permit the termination, modification or amendment of any material Contract of Seller.

                  4.1.19. Condition of Assets. Seller shall use diligent efforts to preserve its assets intact and, from time to time, make all necessary repairs thereto, so that the Business may be conducted in the ordinary course consistent with past practices.

         4.2. Covenants of Purchaser. Purchaser covenants and agrees that from the time of the execution and delivery of this Agreement until (and including) the Closing Date:

                  4.2.1. Consummate Transaction. Purchaser shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to assist Seller in obtaining all necessary Authorizations of third parties, including, without limitation, the approval of this Agreement and the transactions contemplated hereby as required by any Governmental Authority, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Purchaser in order to consummate the transactions contemplated hereby.

                  4.2.2. Purchaser Not to Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the consummation of the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over the System. Specifically, and without limitation, the responsibility for the operation of the Business and the System shall, pending the Closing Date, reside with the Board of Directors and management of Seller, including, but not limited to, responsibility for the following matters: (1) access to and the use of the facilities of and equipment owned by Seller; (2) control of the daily operation of the System; (3) creation and implementation of policy decisions; (4) employment and supervision of employees; (5) payment of financing obligations and expenses incurred in the operation of the System; (6) receipt and distribution of monies and profits derived from the operation of the System; and (7) execution and approval of all contracts and applications prepared and filed before Governmental Authorities.

         4.3. Mutual Covenants of Seller and Purchaser. Seller and Purchaser covenant and agree that following the execution hereof, and until (and including ) the Closing Date that they will file with the FCC, and, if necessary, will file with the PUC or any other Governmental Authority, as soon as practicable following the date hereof, joint applications requesting the approval of the transfer of control of the System to Purchaser, and, if applicable, will file all necessary applications with the DOJ and/or the FTC pursuant to the HSR Act. Seller and Purchaser agree to use their best efforts to make all such filings within ten (10) business days of the execution of this Agreement. Seller and Purchaser shall diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications. Purchaser shall the pay the filing fees associated with the filings required by this Section 4.3. Seller and Purchaser covenant and agree to undertake all actions and file such material as shall be necessary or required to obtain any necessary waivers or other authority in connection with the foregoing applications.

         4.4 Covenants of Celutel. Celutel covenants and agrees that from the time of the execution and delivery of this Agreement until (and including) the Closing Date:

         4.4.1. Voting of Shares. It will affirmatively exercise its rights as a stockholder of Seller to vote, its shares of common stock of Seller (whether at a meeting or by written consent) upon any matter arising under this Agreement, properly submitted to a vote of the stockholders in favor of the transactions contemplated by this Agreement.

         4.4.2. No Transfer or Encumbrance of Shares. It will not sell, transfer, encumber, or otherwise dispose of its shares of common stock of Seller.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Shareholder hereby jointly and severally make the following representations and warranties to Purchaser, all of which have been relied upon by Purchaser in entering into this Agreement and the truth and accuracy of which shall constitute a condition precedent to the obligations of Purchaser hereunder:

         5.1. Organization and Standing. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has full corporate power and authority to enter into and perform this Agreement, to own and lease the Assets, and operate the System and to carry on the Business as now being conducted and proposed to be conducted by it, and
(c) is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the System, the Business or the Assets.

         5.2. Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by each of Seller and Shareholder has been duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the requisite vote of their

Boards of Directors and the Board of Directors of Century Telephone Enterprises, Inc. This Agreement has been duly executed and delivered by Seller and Shareholder and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         5.3. No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Seller and Shareholder will not (a) violate any provisions of the corporate charter or by-laws of Seller and Shareholder, (b) result in the breach of, or constitute a default under, or result in the creation of any Lien, upon any of the Assets under the provisions of any agreement or other instrument to which Seller is a party or by which any Asset is bound or affected or (c) with respect to Seller, violate any Applicable Laws.

         5.4. Compliance with Law. Seller and Shareholder shall comply in all material respects with Applicable Laws relating to the System, the Business and the Assets.

         5.5. Title to Assets.

                  5.5.1. SCHEDULE 5.5.1. is a list of all tangible personal property included in the Assets. Seller has good and marketable title to all the tangible personal property to be transferred by it hereunder, free and clear of all Liens, charges or any other encumbrances, except for and subject only to liens for Taxes not yet due or payable ("Permitted Liens").

                  5.5.2. SCHEDULE 5.5.2. is a list of all the Real Property. Seller has good and marketable title to all of the Real Property to be transferred by it hereunder, free and clear of all Liens, and without reservation or exclusion of any mineral, timber or other rights or interests, except for and subject only to (a) Permitted Liens, (b) those matters set forth in SCHEDULE 5.5.2. including the leases listed thereon (whether as lessor or lessee), none of which is violated by existing structures or impairs Seller's use and none of which materially impairs or pursuant to its terms would materially impair the present operations of the System or the present use of such property, and (c) those Liens set forth in SCHEDULE 5.5.2. The Liens set forth on SCHEDULE 5.5.2 will be removed on or prior to the Closing Date.

                  5.5.3. The Assets include all assets (except the Excluded Assets and any assets used solely in connection with the Excluded Operations) which are used to conduct the Business and operations of the System as presently conducted .

         5.6. Condition of the Assets. All tangible Assets are in reasonable operating condition and repair, ordinary wear and tear excepted, are reasonably suitable for the uses and purposes for which they are being used, and are in compliance with all Applicable Laws, except where failure of such compliance would not have a material adverse effect on the Assets, and Seller has no knowledge and has received no notice that it or the present use of the Assets is in violation in any material respect of any Applicable Laws. Notwithstanding the foregoing, the Equipment is being sold on an "as is - where is" basis, and Seller is making no representations with respect to the condition of the Equipment forming part of the Assets.

         5.7. Authorizations. The Authorizations listed on SCHEDULE 5.7. are all of the Authorizations necessary to operate the System, the Business and the Assets as they are now operated. The Authorizations are validly issued in the name of Seller and are in full force and effect. Except as set forth on SCHEDULE 5.7, the Authorizations are unimpaired by any acts or omissions of Seller (or any of its Representatives) and the Authorizations are free and clear of any restrictions which might limit the full operation of the System. All ownership reports, employment reports, and other documents required to be filed by Seller with the FCC with respect to the System have been filed or the time period for such filing has not lapsed. All such reports and documents since the date that Seller acquired the System are correct in all material respects. The FCC actions granting the current FCC Authorization to operate the System together with all underlying construction permits have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending. The time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or other regulatory authorities' own motion, has expired.

         5.8. Contracts. SCHEDULE 5.8. is a list of all Contracts other than Subscriber Agreements and Contracts with Seller's Affiliates which will not survive the Closing. Each such Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of Seller or any of its Representatives. Except as set forth on SCHEDULE 5.8., no Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement. Seller is not (and, to the best of its knowledge, no other party is) in material breach or violation of, or default under any of the Contracts. Seller is not aware of any intent by any party to any Contract to terminate or amend the terms thereof or to refuse to renew any Contract upon expiration of its term.

         5.9. Intellectual Property. SCHEDULE 5.9. is a list of all Intellectual Property. No person has a right to receive a royalty or similar payment in respect of any Intellectual Property other than as indicated on SCHEDULE 5.9. Seller has no licenses granted by or to it, or any other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property other than as indicated on SCHEDULE 5.9. To Seller's knowledge, Seller's use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party, and no proceedings have been instituted against or notices received by Seller alleging that such use of its Intellectual Property infringes upon or otherwise violates any rights of a third party.

         5.10. Employees; Employment Obligations. Seller and/or the System currently employs those persons in those positions and at those salaries (including benefits) as are listed on SCHEDULE 5.10. Seller shall hire no further employees without the prior written consent of Purchaser, provided that Seller may, as the need arises, hire employees to replace existing employees without the consent of Purchaser. Except as otherwise set forth on such SCHEDULE 5.10., Seller and the System are not bound, and at no time have been bound, by any oral or written collective bargaining agreement, severance, pension, retirement, profit-sharing, 401(k), "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or other employment agreement (other than any agreements terminable on 30 days' or less notice without penalty or severance obligation) with any officer, employee or consultant, nor does Seller or the System have any liability under any such agreement which was terminated previously. Seller has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. With respect to each "employee benefit plan," if any, within the meaning of Section 3(3) of ERISA, which is now, or ever has been, maintained, contributed to, or required to be contributed to by Seller, such employee benefit plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA. Seller is not a party to, and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Employees of Seller or the System.

         5.11. Financial Statements. Attached hereto as SCHEDULE 5.11. are the audited and unaudited financial statements of Seller for the periods indicated on such Schedule (the "Financial Statements"). SCHEDULE 5.11. also lists key statistical summary information and other documents which set forth the subscriber history for the last three years and local and roaming minutes of use data of the System (since 1996 through the date of this Agreement) (the "Operating Data Statements"). All Financial Statements are true and correct in all material respects, have been prepared from the Books and Records and fairly represent the financial position of Seller in a manner consistent with the prior periods prepared in accordance with generally accepted accounting principles. To Seller's knowledge, Seller has not incurred nor is it subject to any Liabilities, whether accrued or absolute, which are not disclosed in the Financial Statements or elsewhere in this Agreement. All Operating Data Statements listed on such SCHEDULE 5.11. are accurate in all material respects.

         5.12. Litigation. Except as set forth on SCHEDULE 5.12., there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, or labor dispute ("Action"), other than rule-making proceedings affecting the cellular telephone industry generally, pending or, to the knowledge of Seller, threatened, relating to or affecting (a) Seller, (b) the Assets, (c) the Business, or (d) the transactions contemplated by this Agreement which if adversely determined, could have a material adverse effect on the Business.. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Action which would, individually or in the aggregate, have a material adverse effect on the Assets or the Business or the financial condition of Seller.

         5.13. Complaints. There is not, to the best of Seller's knowledge, any FCC investigation, notice of apparent liability or order of forfeiture pending or outstanding against Seller or the System respecting any violation, or allegation thereof, of any FCC rule, regulation or policy, or, to the best of Seller's knowledge, any complaint before the FCC as a result of which an investigation, notice of apparent liability or order of forfeiture may issue from the FCC relating to the System.

         5.14. Reports. Except as set forth in SCHEDULE 5.14. hereto, all returns, reports and statements currently required to be filed by Seller with the FCC or with any other Governmental Authority with respect to the System have been filed and materially complied with and shall continue to be filed and be in substantial compliance on a current basis until the Closing Date. All such reports, returns and statements are (or will be, in the case of future reports) substantially complete and materially correct as filed.

         5.15. Taxes. Seller has paid in full or discharged all Taxes relating to the ownership and operation of the Assets and all Taxes the non-payment of which could result in a Lien on the Assets in the hands of the Purchaser, excepting in each case such Taxes which are not yet due or which are being contested and for which adequate reserves have been made. No event has occurred that could impose on Purchaser any liability for any Taxes, due or to become due, from Seller to any taxing authority.

         5.16. No Other Agreements to Sell the System or the Assets. Seller has no other legal obligation, absolute or contingent, to any other Person to sell, or offer to sell (including any right of first refusal or other similar agreement) the Assets or any capital stock of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any contract with respect thereto.

         5.17. Resale and Roaming Agreements. SCHEDULE 5.17. contains a list of all resale agreements to which Seller is a party, both as reseller and as a provider of resale services to others. SCHEDULE 5.17. also contains a list of all roaming agreements to which Seller is a party. All such resale and roaming agreements are in full force and effect and, subject to rates which may be imposed upon Seller beyond Seller's control, are on terms reasonable and customary in the cellular telephone industry.

         5.18. Environmental Matters. Except as set forth in SCHEDULE 5.18., to Seller's knowledge the Operating Sites, and all existing and prior uses of the Operating Sites, comply and have at all times complied with the Environmental Laws. Seller has not used, generated manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or Handled any Regulated Substance on or under any Operating Site. To Seller's knowledge (a) there is and has been no Handling of any Regulated Substances at, on, or from any Operating Site; (b) there is and has been no presence of Regulated Substances on or under any Operating Site regardless of how the Regulated Substance or Regulated Substances came to rest there; (c) no underground tanks, PCBs or asbestos-containing materials are or have been located on or under any Operating Site; (d) no Liens have been, or are, imposed on any of the Assets under any Environmental Laws; (e) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or threatened concerning any environmental permit, Regulated Substance or activity related thereto. Neither Seller nor any Person acting on behalf of Seller has released any other Person from any claims Seller might have, or have had, for any matter relating to presence or Handling of Regulated Substances at any Operating Site. Seller has obtained all permits, licenses, registrations, and other approvals and has made all reports and notifications required under any Environmental Laws in connection with the Assets, and is in compliance in all material respects with all applicable Environmental Laws. There are no present actions, activities, circumstances, conditions, events, or incidents that would be expected to involve Seller (or any Person whose liability Seller has retained or assumed, either by contract or operation of law) in any litigation under the Environmental Laws, or impose upon Seller (or any Person whose liability Seller has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability. SCHEDULE 5.18. hereto also contains a list and brief description of all Environmental Law filings by Seller with, notices to Seller from, and related reports to all Governmental Authorities administering Environmental Laws, within three years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations received by Seller.

         5.19. No Brokers. Neither Seller nor any of its Affiliates has entered into or will enter into any Contract with any person or firm which will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         5.20. No Material Adverse Change. Except as set forth on SCHEDULE 5.20, since the date of the most recent Financial Statements, there has not been:

                  5.20.1. any material adverse change in the rate of Seller's generation of cash flow from operations (as opposed to cash flow from financing operations and investment activities) after giving effect to customary seasonal fluctuations of cash flow generation;

                  5.20.2. any occurrence, assumption or guarantee by Seller of indebtedness other than pursuant to Contracts in existence on the date hereof and set forth or described on the Schedules annexed hereto;

                  5.20.3. any creation by Seller of any Lien or encumbrance on any material Asset other than pursuant to Contracts in existence on the date hereof and set forth or described on the Schedules annexed hereto;

                  5.20.4. any making of any loan, advance or capital contribution to or investment in any Person by Seller;

                  5.20.5. any damage, destruction or other casualty loss affecting the Business or the Assets which, after giving effect to payments to Seller under applicable insurance policies, has had or is likely to have a material adverse effect on the financial condition of Seller or the System; or

                  5.20.6. any change by Seller in accounting principles or methods not required by law or year end changes.

         5.21. Year 2000 Compliance. Seller has performed the necessary testing to determine whether all material software and computer systems used in the operation of the System are Year 2000 Compliant. To the extent that such testing indicated that Seller's software or computer systems are not Year 2000 Compliant, such software and/or computer systems were modified or will be modified prior to the Closing Date so they are Year 2000 Compliant. For purposes of this Section, "Year 2000 Compliant" means that Seller's software or computer systems receive, record, store, process, rout, transfer or present calendar dates and any related information falling on or after January 1, 2000 with similar functionality, in all material respects, as such software or computer systems perform such functions for calendar dates and related information falling prior to January 1, 2000.

         5.22. Miscellaneous. No representation or warranty made by Seller in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact or knowingly omits or fails to state, or will knowingly omit or fail to state, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading; provided however, that nothing contained in this Section 5.22. shall alter the standard of those representations or warranties which are made "to Seller's knowledge" or "to the best of Seller's knowledge" or phrases of similar import.

                                   ARTICLE 6.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby makes the following representations and warranties to Seller, all of which have been relied upon by Seller in entering into this Agreement and the truth and accuracy of which shall constitute a condition precedent to the obligations of Seller hereunder:

         6.1. Organization and Standing. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) has full corporate power and authority to enter into and perform this Agreement, to own the Assets, and to carry on the Business upon consummation of the transactions contemplated by this Agreement, and (c) is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Purchaser or the transactions contemplated by this Agreement.

         6.2. Authorization and Binding Obligations. The execution, delivery and performance by Purchaser of this Agreement has been or will be within ten (10) business days, duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the board of directors of Purchaser and Western. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         6.3. No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Purchaser will not (a) violate any provisions of the corporate charter or by-laws of Purchaser, (b) result in the breach of, or constitute a default under or result in the creation of any Lien upon any assets of Purchaser, under the provisions of any agreement or other instrument to which Purchaser is a party or by which the property of Purchaser is bound or affected or (c) with respect to Purchaser, violate any Applicable Laws.

         6.4. Litigation. Except as set forth on SCHEDULE 6.4., there is no Action, other than rule-making proceedings affecting the cellular telephone industry generally, pending or, to the knowledge of Purchaser, threatened or anticipated against, relating to or affecting Purchaser that would have a material adverse effect on Purchaser or Purchaser's ability to consummate the transactions contemplated by this Agreement. Purchaser is not in material default with respect to any material judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Purchaser. There is not a reasonable likelihood of an adverse determination of any pending Action which would, individually or in the aggregate, have a material adverse effect on Purchaser or Purchaser's ability to consummate the transactions contemplated by this Agreement.

         6.5. No Brokers. Neither Purchaser nor any of its Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         6.6. Miscellaneous. No representation or warranty made by Purchaser in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact or knowingly omits or fails to state, or will knowingly omit or fail to state, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading; provided however, that nothing contained in this Section 6.6. shall alter the standard of those representations or warranties which are made "to Purchaser's knowledge" or "to the best of Purchaser's knowledge" or phrases of similar import.


                                   ARTICLE 7.

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1. Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement that do not otherwise reference a specific date shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Purchaser shall have performed in all material respects all agreements and covenants required hereby to be performed by Purchaser prior to or at the Closing Date. There shall be delivered to Seller a certificate (signed by an authorized Officer of Purchaser) to the foregoing effect ("Purchaser's Closing Certificate").

         7.2. Closing Documents. Seller shall have received from Purchaser the documents and other items to be delivered by Purchaser pursuant to Section 9.2. of this Agreement.

         7.3. Opinion of Purchaser's Counsel. Purchaser shall have delivered to Seller an opinion of in-house counsel for Purchaser in substantially the form attached hereto as SCHEDULE 7.3.

         7.4. Opinion of Purchaser's FCC and PUC Counsel. Purchaser shall have delivered to Seller an opinion or opinions of FCC and, if applicable, PUC counsel for Purchaser in substantially the form attached hereto as SCHEDULE 7.4.

         7.5. Certificates. Purchaser shall furnish Seller with such certificates of the officers of Purchaser and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

         7.6. Purchase Price. Seller shall have received payment of the Purchase Price in accordance with Article 2.

         7.7. HSR Waiting Period. Any waiting period required by the HSR Act shall have lapsed or been terminated, and any investigation of the transactions contemplated by this Agreement commenced by the Department of Justice and/or the Federal Trade Commission pursuant to the HSR Act shall have been terminated.

         7.8. No Restraint. There shall not be any pending suit or proceeding to restrain or invalidate, in whole or in part, this Agreement or the transaction contemplated herein.

         7.9. Corporate Authorization. Purchaser shall have delivered evidence, satisfactory to Seller, that the corporate authorizations contemplated by
Section 6.2 hereof has been timely obtained.

                                   ARTICLE 8.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to purchase the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject, in the discretion of Purchaser, to the satisfaction or waived, on or prior to the Closing Date, of each of the following conditions:

         8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement that otherwise do not reference a specified date shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by Seller prior to or at the Closing Date. There shall be delivered to Purchaser a certificate (signed by an authorized officer of Seller) to the foregoing effect ("Seller's Closing Certificate").

         8.2. Consent. The FCC shall have consented to the transfer of the Assets to Purchaser and such consents shall have become a Final Order.

         8.3. Board / Stockholder Approval. The transactions contemplated herein shall have been approved by the necessary number of stockholders and directors of Seller.

         8.4. Closing Documents. Purchaser shall have received from Seller the documents and other items to be delivered by Seller pursuant to Section 9.1. hereof.

         8.5. Opinion of Seller's Counsel. Seller shall have delivered to Purchaser an opinion or opinions of Seller's in-house counsel for Seller in substantially the form attached hereto as SCHEDULE 8.5

         8.6. Opinion of Seller's FCC and PUC Counsel. Seller shall have delivered to Purchaser an opinion or opinions of FCC and, if applicable, PUC counsel for Seller in substantially the form attached hereto as SCHEDULE 8.6

         8.7. Certificates. Seller shall furnish Purchaser with such certificates of the respective officers of Seller and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Purchaser.

         8.8. HSR Waiting Period. Any waiting period required by the HSR Act shall have lapsed or been terminated, and any investigation of the transactions contemplated by this Agreement commenced by the DOJ and/or the FTC pursuant to the HSR Act shall have been terminated.


                                   ARTICLE 9.

                                   THE CLOSING

         On the Closing Date at the Closing Place:

         9.1. Deliveries by Seller to Purchaser. Seller shall deliver to
Purchaser:

                  9.1.1. one or more assignments transferring to Purchaser (or its designee) all of Seller's interest in and to the Authorizations;

                  9.1.2. one or more instruments of conveyance transferring to Purchaser (or its designee) all of Seller's interest in and to the Equipment and the Books and Records;

                  9.1.3. one or more assignments or other instruments of conveyance that may be reasonably requested by Purchaser transferring to Purchaser (or its designee) Seller's interest in and to the Intellectual Property;

                  9.1.4. one or more instruments of conveyance transferring to Purchaser (or its designee) the Contracts in effect on the Closing Date;

                  9.1.5. one or more executed warranty deeds and assignments in recordable form, transferring to Purchaser (or its designee) Seller's interest in and to the Real Property;

                  9.1.6. one or more instruments of conveyance transferring to Purchaser (or its designee) any of the other Assets not otherwise conveyed as provided above;

                  9.1.7. the opinions of Seller's counsel referenced in Sections
8.4. and 8.5. hereof;

                  9.1.8. a lien and judgment search from (a) the offices of the Secretaries of State of the state of incorporation of Seller and the state in which Seller is conducting business, and (b) the office of the county clerk of the applicable counties therein, dated not earlier than fifteen (15) business days prior to the Closing Date, the results of which are consistent with Seller's representations in this Agreement;

                  9.1.9. an affidavit certifying as to Seller's non-foreign status in accordance with Section 1445(b)(2) of the Code;

                  9.1.10. copy of the resolutions of the board of directors of Seller approving the transactions contemplated by this Agreement certified by an appropriate officer of Seller, together with copies of the Certificate of Incorporation and By-Laws of Seller, certified by an appropriate officer of Seller; and

                  9.1.11. Seller's Closing Certificate.

                  9.1.12. Executed Escrow Agreement

                  9.2. Deliveries by Purchaser to Seller. Purchaser shall deliver to Seller (or its designee):

                  9.2.1. one or more agreements whereby Purchaser (or its designee) assumes and agrees to perform Seller's obligations, liabilities and duties under the Assumed Liabilities;

                  9.2.2. the opinion of Purchaser's counsel referenced in Sections 7.3. and 7.4 hereof;

                  9.2.3. Purchaser's Closing Certificate; and

                  9.2.4. payment of the Purchase Price.

                  9.2.5. Executed Escrow Agreement.


                                   ARTICLE 10.

                    ACTIONS BY THE PARTIES AFTER THE CLOSING

         10.1. Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Purchaser (or its designee) in possession and operating control of the Assets and the System.

         10.2. Post-Closing Tax Covenant. Seller shall promptly pay Taxes payable with respect to the operation of the System arising prior to Closing for which Seller is responsible that become due or otherwise have given rise to, or could give rise to, any Lien on the Assets prior to the Final Settlement.


                                   ARTICLE 11.

                                 INDEMNIFICATION

         11.1. Survival. The several representations, warranties, covenants, and agreements of the Parties contained in this Agreement (or in any document delivered in connection herewith) shall be (i) deemed to have been made on the date of this Agreement and on the Closing Date, (ii)shall be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties, and (iii) shall survive the Closing Date (the "Survival Period") for a period of eighteen (18) months following the Closing Date; provided, however, that the representations, warranties and agreements of Seller contained in Sections 5.5. (Title to Assets), 5.7. (Authorizations), 5.15 and 10.2 (Taxes), and 5.18. (Environmental Matters) shall continue to survive for the duration of any applicable statute of limitations. Any claim for breach of a representation or warranty (an "Indemnity Claim") for which written notice shall have been provided prior to the termination of the applicable survival period to the Party which made such representation or warranty shall be deemed to be timely made within the applicable indemnification period.

         11.2. Seller's Indemnity.

                  11.2.1. During the indemnification Survival Period (or thereafter solely with respect to any Indemnity Claim made prior to the expiration of the applicable Survival Period), Seller and Shareholder shall indemnify and hold harmless Purchaser and its Affiliates from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages (but excluding consequential damages such as lost profits and punitive damages), fines, Taxes, penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts (whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Purchaser against Seller or asserted by third parties)) (collectively "Losses") incurred or suffered by Purchaser, its Affiliates, and their respective officers, directors, employees, agents and Representatives, arising out of, resulting from, or relating to:

                           (a) Any breach of any of the representations or
warranties made by Seller in this Agreement or in any agreement, certificate, exhibit or other instrument delivered by the Seller pursuant to this Agreement;

                           (b) Any failure by Seller to perform any of its
covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Seller pursuant to this Agreement; and

                           (c) Any claims by third parties (including claims by
other stockholders) arising from, relating to or out of (i) the ownership or operation of the System or the Assets prior to the Closing Date, or (ii) the execution or performance of this Agreement by Seller.

                  11.2.2. As collateral security for Sellers indemnification obligations under this Agreement, at the Closing, in accordance with Section 2.2 hereof, Purchaser shall deliver to the Escrow Agent, the Escrow Amount (as defined in Section 2.2), to be held in an interest bearing account pursuant to the terms of an escrow agreement, in substantially the form of SCHEDULE 11.2.2 attached hereto (the "Escrow Agreement"). The Escrow Amount shall be held by the Escrow Agent for a period of eighteen (18) months after the Closing Date upon the expiration of which time the Escrow Amount, plus any accrued but undistributed interest, shall be released to Seller, subject to a continuing hold back of the Escrow Amount for any asserted and outstanding indemnification claims at such time. Nothing contained in this section 11.2.2 or in the Escrow Agreement shall limit in any way Seller's indemnification obligations under this Agreement; it being understood that if the Escrow Amount is not sufficient to satisfy such indemnifications obligations as set forth in this Agreement, then Seller shall remain liable for such indemnification obligations until expiration of the applicable Survival Periods and the absence of any pending Indemnity Claims.

         11.3. Purchaser's Indemnity.

                  11.3.1. During the Survival Period (or thereafter solely with respect to any Indemnity Claim made prior to expiration of the applicable Survival Period),from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses incurred or suffered by Seller, its Affiliates, and their respective officers, directors, employees, agents and Representatives, arising out of, resulting from, or relating to:

                           (a) Any breach of any of the representations or
warranties made by Purchaser in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement;

                           (b) Any failure by Purchaser to perform any of its
covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement;

                           (c) Any claims by third parties arising from,
relating to or out of the ownership or operation of the System or the Assets after the Closing Date; or

                           (d) Any claims with respect to the Assumed
Liabilities.

         11.4. Procedure. Notwithstanding anything to the contrary contained in this Article 11, no Party shall be entitled to make an Indemnification Claim under this Article 11 for any Losses unless the amount of such Losses in respect of all such matters, when aggregated, exceeds $250,000, in which event, such Party shall be entitled to seek indemnification for the entire amount of such Losses. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Party pursuant to this
Article 11, the Party seeking such indemnification (the "Indemnitee") shall assert an Indemnification Claim by giving prompt written notice thereof (the "Notice") which shall describe in reasonable detail the facts and circumstances upon which the Indemnification Claim is based along with a copy of the claim or complaint, to the Party required to provide indemnification (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably and promptly informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. For purposes of this paragraph, any Notice which is sent within 15 days of the date upon which the Indemnitee obtained actual knowledge of such Loss shall be deemed to have been a "prompt notice."

                  11.4.1. If the Indemnitor wishes to defend any claim for any Losses for which such Indemnitor is or may be liable, and such Indemnitor first establishes (to the reasonable satisfaction of the Indemnitee) the Indemnitor's financial ability to pay for any such Losses, then such Indemnitor may, at its own expense, defend such claim; provided that the Indemnitee may retain counsel (at the Indemnitee's expense) to monitor the defense of such claim, and may take over such defense if, during the course thereof, it reasonably appears that the Indemnitor has lost its ability to pay for any Losses threatened by such claim. If an Indemnitor assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent, which consent shall not be unreasonably withheld. If an Indemnitor fails, within thirty (30) days after the date of the Notice, to give notice to the Indemnitee of said Indemnitor's election to assume the defense thereof, said Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee.

                  11.4.2. Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which any Party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee, unless such Indemnification Claim is reasonably disputed by the Indemnitor.

         11.5. Indemnification Payments in Cash. All payments in respect to any undisputed or resolved Indemnification Claims shall be made in cash.

         11.6. Investigations: Waivers. The Survival Periods and rights to indemnification provided for in this Article 11 shall remain in effect notwithstanding any investigation at any time by or on behalf of any Party hereto or any waiver by any Party hereto of any condition to such Party's obligations to consummate the transactions contemplated hereby.

         11.7. Limitation of Liability: Notwithstanding anything in this Agreement to the contrary, the aggregate amount of Seller's liability under this
Article 11 shall not exceed twenty-five percent (25%) of the amount of the Purchase Price (the "Indemnification Amount", provided, however, that in the event of a failure by Seller to deliver good, valid, and unencumbered title to the Assets, the Indemnification Amount shall be adjusted to an amount equal to Purchaser's Loss related to such failure, but in no event shall such adjusted Indemnification Amount exceed the Purchase Price). Notwithstanding anything in this Agreement to the contrary, the aggregate amount of Purchaser's liability under this Article 11 shall not exceed the Indemnification Amount.

                                   ARTICLE 12.

                              DEFAULT AND REMEDIES

         12.1. Opportunity to Cure. If any Party believes that another Party to be in default hereunder, such Party shall provide the defaulting Party with written notice specifying in reasonable detail the nature of such default. If the default has not been cured by the earlier of: (a) the Closing Date, or (b) within thirty (30) days after delivery of that notice, then the Party giving such notice may terminate this Agreement and/or exercise the remedies available to such Party pursuant to this Article 12., subject to the right of the defaulting Party to contest such action through appropriate proceedings. In the event that Seller has failed to cure any such breach by the Closing Date, Purchaser shall have the right to extend the Closing Date until such time that Seller cures the breach.

         12.2. Remedies/Arbitration. (a) Any claim under this Agreement brought after the Closing Date, and any claim under this Agreement brought prior to the Closing Date in which the Party bringing the claim is praying solely for monetary damages, shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Chicago, Illinois by a panel of three arbitrators. All claims between the parties shall be arbitrated in a single proceeding, to the full extent practicable.

         (b) The Party initiating arbitration shall give the other party written notice of the matter in dispute and the name of one arbitrator appointed by the initiating Party. Within 14 days after receipt of such notice, the non-initiating Party shall give notice to the initiating Party of the arbitrator appointed by it. If the non-initiating Party fails to designate its arbitrator within the said 14-day period, the American Arbitration Association shall select an arbitrator for such Party. Within 14 days after the appointment of the second arbitrator, the other two arbitrators so appointed shall agree on a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within said 14-day period, then the American Arbitration Association shall appoint the third arbitrator.

         (c) All determinations in the final decision of the arbitration panel shall be made by majority vote. The fees and expenses of the arbitration panel shall be awarded by the arbitrators in their discretion as part of their award. The arbitrators' award will be binding on the Parties hereto and may be entered in any court of competent jurisdiction.

         (d) Notwithstanding the foregoing, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not assert, as a defense against a claim for specific performance, that the Party seeking specific performance has an adequate remedy at law.

                                   ARTICLE 13.

                                   TERMINATION

         13.1. Absence of FCC Consent. In addition to Purchaser's termination rights in Sections 2.5 and 12.1, this Agreement may be terminated at the option of Seller or Purchaser upon written notice to the other if the Transfer Application has not been granted by Final Order within twelve (12) months after the date of this Agreement. Neither Party may terminate this Agreement pursuant to this Section if such Party is in material default hereunder, or if a delay in any decision or determination by the FCC respecting the Transfer Application has been caused or materially contributed to by such Party's action or inaction with respect to such Transfer Application. Purchaser shall have the right to extend the date after which this Agreement may be terminated under this Section 13.1 for an additional 6 months, if the failure to consummate the transactions contemplated herein results solely from the failure of the FCC to issue a Final Order regarding the Transfer Application.

         13.2. Mutual Consent. This Agreement may be terminated by the mutual consent of the Parties.

         13.3. Delays for Corporate Disputes. Purchaser may elect to terminate this Agreement upon written notice to Seller if any disputes, litigation, or other unresolved matters between or among Seller, Celutel, and/or any of their respective stockholders or directors, or any action by or on behalf of a stockholder of Celutel, including without limitation, any filing with any Governmental Authority (a "Dispute") causes the Closing to be delayed beyond the Closing Date or causes the Closing not to occur, if such Dispute is not resolved within 30 days after the Closing Date. If this Agreement is terminated pursuant to this Section 13.3, then Seller shall pay to Purchaser, as a termination fee, Two-Hundred and Fifty Thousand Dollars ($250,000) (the "Termination Fee"). Purchaser stipulates that the Termination Fee shall be the only obligation of Seller under this Section 13.3, and Seller shall not be responsible for any costs incurred by Purchaser arising out of, in connection with, or related to the transactions contemplated by this Agreement, including, without limitation, any of Purchaser's fees paid to legal, accounting, financial, and other professional advisors. Seller and Purchaser understand and agree that this
Section 13.3 shall apply to a termination of this Agreement under Sections 13.1 and 2.5 hereof, but only in the event that such termination is caused by a Dispute.

                                   ARTICLE 14.

                              DAMAGE; RISK OF LOSS

         14.1. Risk of Loss. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing Date. In the event of material loss or damage to the Assets prior to the Closing Date, Seller shall promptly notify Purchaser thereof and best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as practicable. If such repair, replacement, or restoration has not been completed prior to the Closing Date, Purchaser may, at its option:

                  14.1.1. elect to consummate the Closing and make such arrangements as the Parties may reasonably agree upon to remedy such loss or damage; or

                  14.1.2. elect to postpone the Closing Date, with prior consent of the FCC if necessary, for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace, or restore (or to cause to be repaired, replaced or restored) the lost or damaged property to its former condition. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or restored, Purchaser may terminate this Agreement or elect to consummate the Closing as provided in Section 14.1.1.

         For purposes of this Section, loss or damage shall be deemed "material" if the reasonable cost to repair, replace, or restore the lost or damaged property exceeds $100,000.00.

         14.2. Resolution of Disagreements. If the Parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Purchaser who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be paid one-half by Seller and one-half by Purchaser.


                                   ARTICLE 15.

                                    EMPLOYEES

         15.1. Employees. For purposes of this Article 15, the term "Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term and long-term disability (including a disability pension), non-occupational disability, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. The Parties agree to use their good faith efforts to provide for a transition of Employees to be hired by Purchaser in a manner that is consistent with the letter agreement dated ___________, 1999 between the Parties.

         15.2. Responsibility for Employees on or Before the Closing. All medical, dental, vision, travel accident, accidental death and dismemberment, and life insurance expenses incurred by Employees and their dependents on or before the Closing Date, pursuant to any employee plan, irrespective of the time such claims are presented, shall be the responsibility of Seller on the Closing Date. Seller shall be responsible for any medical, dental or life insurance coverage due to any Employees and their dependents who retired on or before the Closing Date. Seller agrees to fulfill its obligations under continuation coverage rules of COBRA with respect to a "qualifying event," with the meaning or Section 4980B(f) of the Code or Section 603 or ERISA, occurring on or before the Closing Date with respect to any Employees who are not hired by Purchaser and their dependents. All short-term, long-term and extended disability benefits payable to Employees and their dependents who became disabled on or before the Closing Date are the responsibility of Seller and shall be paid directly by Seller or their insurance carrier to such Employees and their dependents. If any Employee is terminated from employment on or before the Closing Date by Seller as result of the transactions contemplated by this Agreement or otherwise, any obligations arising out of such termination, including severance, accrued vacation pay, COBRA obligations, employment discrimination complaints, unfair labor practice charges, grievance under any collective bargaining agreement, wrongful termination and related tort claims and breach of contract claims shall be the sole responsibility of Seller. Purchaser shall have the sole responsibility for the items listed in the preceding sentences for Purchaser's actions it takes with respect to Employees it hires after the Closing Date. Seller agrees that until expiration of all applicable statutes of limitation, to indemnify, hold harmless and defend Purchaser and its Affiliates from and against any and all claims, damages, liabilities and expenses including reasonable attorneys' fees and disbursements, incurred by Purchaser or any of its Affiliates arising from or in connection with any failure of Seller to discharge its responsibilities under this Section
15.2 with respect to Employees arising from or relating to the period through the Closing Date.


                                   ARTICLE 16.

                                  MISCELLANEOUS

         16.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Purchaser without the prior written consent of the others, except that Purchaser may, without such consent, assign its right, title and interest in, to and under this Agreement to an Affiliate. In addition, the Seller may assign this Agreement upon prior written notice to the other Party, without the other Party's consent to effect an Exchange. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         16.2. Guaranty of Western. Western, as an affiliate of Purchaser, agrees that it shall ensure performance by Purchaser (or its assignee) of the obligations of Purchaser (or its assignees) under this Agreement, including the payment of the Purchaser Price on the same terms and conditions as are contained in this Agreement. Except as expressly stated in this Section 16.2, Western shall have no other obligation or responsibility under this Agreement.

         16.3. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested or overnight courier, as follows:

         If to Purchaser:
                  Scott Hopper
                  Western Wireless Corporation
                  3650 - 131st Avenue
                  Bellevue, Washington  98006

         With a copy to:
                  Stokes Lawrence, P.S.
                  800 Fifth Avenue, Suite 4000
                  Seattle, WA 98104-3199
                  Attention: James H. Feldman, Esq.

         If to Seller or Celutel:
                  100 Century Park Drive
                  Monroe, Louisiana 71203
                  Attention: R.Stewart Ewing
                  Stacey W. Goff, Esq.

         With a copy to:
                  Boles Boles & Ryan
                  1805 Tower Drive
                  Monroe, Louisiana 71201
                  Attention: William R. Boles, Jr., Esq.
                  Fax: 318-329-9150

or to such other place and with such other copies as a Party may designate as to itself by written notice to the others. All such notices and communications shall be deemed to have been duly given at the time of receipt.

         16.4. Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         16.5. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         16.6. Section 1031 Exchange. The purchase or sale (as applicable) of the Assets contemplated by this Agreement may be consummated as part of a non taxable "exchange" pursuant to Section 1031 of the Code ("Exchange") provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging Party's obligations under this Agreement; (b) the exchanging Party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary as defined in Treas. Reg. Section 1.1031(k)-1(g)(4); (c) neither Seller nor Purchaser shall be required to take an assignment of this Agreement for relinquished or replacement property or be required to acquire or hold title to any property for purposes of consummating an Exchange desired by the other Party; and (d) the exchanging Party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging Party had the exchanging Party not consummated the transaction through an Exchange. Neither Seller nor Purchaser shall by this Agreement or acquiescence to an Exchange desired by the other Party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging Party that its Exchange in fact complies with Section 1031 of the Code.

         16.7. Allocation of the Value of Assets. (a) Purchaser and Seller agree that the aggregate fair market value of the Assets will be appraised at Seller's expense by an appraisal firm that Seller selects and which is reasonably acceptable to Purchaser (the "Appraiser"). Seller shall cause the Appraiser to forward a preliminary draft of the appraisal of the Assets, which such appraisal shall allocate the aggregate fair market value among the Assets (the "Appraisal"), to Purchaser and Seller simultaneously for their comment and approval, which approval shall not be withheld unreasonably.


         (b) Purchaser and Seller agree that they will use the Appraisal for all purposes relating to the calculation, payment or reimbursement of Taxes. Each of Purchaser and Seller agree that it will report the sale of the Assets on all federal, state, local tax returns and tax forms that are filed for the tax year in which the Closing occurs in a manner consistent with the information that is set forth in the Appraisal. Each of Seller and Purchaser shall make available to the other Party all filings and reports required under Section 1060 of the Code.

         (c) Notwithstanding any other provision of this Agreement, the provisions of this Section 16.7 shall survive the Closing without limitation.

         16.8. Bulk Sales. Purchaser and Seller each waive any obligation of the other Party which may arise under the provision of any applicable "Bulk Sales" laws.

         16.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.10. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         16.11. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         16.12. Expenses. Except as otherwise expressly provided herein, Purchaser shall pay the cost of any sales and transfer Taxes, recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement. Except as otherwise provided in this Agreement, Seller and Purchaser will each be liable for its own expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Seller shall pay the costs associated with obtaining the title commitments and surveys described above, and for the costs of purchasing the Title Policies.

         16.13. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

         16.14. Publicity. Except as required by Applicable Law or on advice of counsel, no Party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other Party.

         16.15. Confidential Information. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Representatives, advisors and Affiliates, or as required by law, until such time as the Parties make a public announcement regarding the transaction as provided in Section 16.14. The Parties shall not make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, the Parties acknowledges that they will have access to confidential information relating to the other Parties. Each Party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to Representatives, consultants and Affiliates in connection with the transactions contemplated hereby provided such advisors, Representatives and Affiliates also agree to keep such information confidential. In the event of the termination of this Agreement for any reason whatsoever, each Party shall return to the others all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing any of its Employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such Party, in any manner making it available to the general public.

         16.16. Interpretation. The Parties agree that this Agreement and each of the provisions have been fully negotiated and neither this Agreement nor any provision contained herein shall be construed against or in favor of any party.


                                  (END OF TEXT)

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized as of the day and year first above written.

                                    BROWNSVILLE CELLULAR TELEPHONE
                                    COMPANY

                                    By     /s/ R. Stewart Ewing, Jr.
                                      ------------------------------------------
                                    Its        Senior Vice President

                                    GCC LICENSE CORPORATION

                                    By    /s/  Cregg Baumbaugh
                                      ------------------------------------------
                                    Its        Senior Vice President

                                    CELUTEL, INC.

                                    By    /s/  R. Stewart Ewing, Jr.
                                      ------------------------------------------
                                    Its        Senior Vice President


                                    WESTERN WIRELESS CORPORATION

                                    By    /s/  Cregg Baumbaugh
                                      ------------------------------------------
                                    Its        Senior Vice President

Schedules:

Excluded Assets and Excluded Operations                  -       Schedule 1
Insurance                                                -       Schedule 4.1.11
Tangible Assets                                          -       Schedule 5.5.1.
Real Property                                            -       Schedule 5.5.2.
Authorizations                                           -       Schedule 5.7.
Contracts                                                -       Schedule 5.8.
Intellectual Property                                    -       Schedule 5.9.
Employees                                                -       Schedule 5.10.
Financial Statements and Operating Data Statements       -       Schedule 5.11.
Litigation                                               -       Schedule 5.12.
Reports                                                  -       Schedule 5.14.
Taxes                                                    -       Schedule 5.15.
Resale and Roaming Agreements                            -       Schedule 5.17.
Environmental Matters                                    -       Schedule 5.18.
Purchaser's Counsel's Opinion                            -       Schedule 7.3.
Seller's Counsel's Opinion                               -       Schedule 8.5
Seller's FCC Opinion                                     -       Schedule 8.6
Escrow Agreement                                         -       Schedule 11.2.2



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